Exhibit 99.2 Pro Forma Financial Statements

American Housing Income Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2016

	Historical Amounts (A)	The NNMP Homes in New Mexico (B)	Pro Forma Adjustments		Pro Forma Amounts

Assets
Investment in real estate
Land	$6,510,384	$330,463	$–		$6,840,847
Buildings and improvements	4,156,708	1,002,537	–		5,159,245
	10,667,092	1,333,000	–		12,000,092
Less: accumulated depreciation	(283,624)	–	–		(283,624)
Investment in real estate, net	10,383,468	1,333,000	–		11,716,468
Cash	8,420	–	–		8,420
Accounts receivable	1,550	–	–		1,550
Other assets	213,213	–	–		213,213
Equipment, Net	4,876	–	–		4,876
Total Assets	$10,611,527	$1,333,000	$–		11,944,527

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$208,525	$–	$–		$208,525
Due to related parties	265,030	–	–		265,030
Prepaid rent received	23,853	–	–		23,853
Notes payable	5,126,657	203,678	–		5,330,335
Total Liabilities	5,624,065	203,678	–		5,827,743

Shareholders’ Equity:
Preferred Stock	–	–	–		–
Preferred Stock – Series A	–	–	–		–
Common Stock	82,883	–	–		82,883
Additional paid-in Capital	15,109,807	1,129,322	(1,129,322	)(C)	15,109,807
Accumulated Deficit	(10,737,132)	–	–		(10,737,132)
Total American Housing Income Trust Inc.’s Shareholders’ Equity	4,455,558	1,129,322	(1,129,322)		4,455,558
Non-controlling Interest	531,904	–	1,129,322	(C)	1,661,226
Total Shareholders’ Equity	4,987,462	1,129,322	–		6,116,784
Total Liabilities and Shareholders’ Equity	$10,611,527	$1,333,000	$–		$11,944,527

See notes to pro forma condensed consolidated balance sheet

American Housing Income Trust, Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

A.    Represents the unaudited historical consolidated balance sheet of the Company as of June 30, 2016, as contained in the consolidated financial statements filed in the Company’s Form 10-Q filed on August 15, 2016.

B.	Represents the pro forma adjustments to reflect the acquisition of six single family residences, four apartments and sixteen mobile homes spaces (the “Homes”) located in New Mexico as if the acquisition had occurred on June 30, 2016.

The sources of funding for the acquisition of the Homes from Northern NM Properties, LLC (the “Limited Partner”) were as follows:

Assumption of promissory notes by UPREIT (1)	$ 203,678
Issuance of 500,614 UPREIT Units to the Limited Partner	$ 1,129,322

Total consideration	$ 1,333,000

(1)   The principal balance outstanding at the time of assumption was $203,678, which approximates fair value. The table below summarizes the interest rates and maturity dates of the promissory notes assumed:

Principal Amount	Interest (per annum)	Maturity Dates
$ 127,400	2.985%	April 1, 2028
76,278	6%	April 28, 2018

$ 203,678

The preliminary allocation of the purchase price was as follows:

Land	$ 330,463
Buildings and improvements	1,002,537

Total	$ 1,333,000

C.	Represents the non-controlling interest in the limited partnership. Pursuant to the Limited Partnership Agreement of the UPREIT, the Company and the Limited Partner will hold 5,006 UPREIT Units and 500,614 UPREIT Units, respectively. The Company will receive 5,006 UPREIT Units, representing a 1% interest in the limited partnership, in consideration for $nil consideration. The Limited Partner will receive 500,614 UPREIT Units in consideration for the Homes.

American Housing Income Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2016

	Historical Amounts (A)	The NNMP Homes in New Mexico (B)	Pro Forma Adjustments		Pro Forma Amounts

Revenues:
Rental revenue	$327,382	$53,307	$–		$380,689
Other income	133	–	–		133
Total revenue	327,515	53,307	–		380,822

Expenses:
Depreciation	65,395	–	18,565	(E)	83,960
General and administrative	2,814,098	12,534	–		2,826,632
Interest expense	195,488	–	4,200	(F)	199,688
Total expenses	3,074,981	12,534	22,765		3,110,280

Net income (loss) before other items	(2,747,466)	40,773	(22,765)		(2,729,458)

Gain on sale of properties	4,981	–	–		4,981
Net income (loss)	(2,742,485)	40,773	(22,765)		(2,724,477)
Less: net income attributable to non-controlling interest	–	–	–		–
Net income (loss) attributable to common stockholders	$(2,742,485)	$40,773	$(22,765)		$(2,724,477)

See notes to pro forma condensed consolidated statements of operations

American Housing Income Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2015

	Historical Amounts (C)	The NNMP Homes in New Mexico (D)	Pro Forma Adjustments		Pro Forma Amounts

Revenues:
Rental revenue	$465,765	$104,645	$–		$570,410
Interest income	9,364	–	–		9,364
Other income	7,297	–	–		7,297
Total revenue	482,426	104,645	–		587,071

Expenses:
Depreciation	105,863	–	37,131	(E)	142,994
General and administrative	2,623,592	39,807	–		2,663,399
Interest expense	265,688	–	9,211	(F)	274,899
Acquisition expense	325,000	–	–		325,000
Total expenses	3,320,143	39,807	46,342		3,406,292

Net income (loss) before other items	(2,837,717)	64,838	(46,342)		(2,819,221)

Gain on sale of properties	71,293	–	–		71,293
Net income (loss)	(2,766,424)	64,838	(46,342)		(2,747,928)
Less: net income (loss) attributable to non-controlling interest	–	–	–		–
Net income (loss) attributable to common stockholders	$(2,766,424)	$64,838	$(46,342)		$(2,747,928)

See notes to pro forma condensed consolidated statements of operations

American Housing Income Trust, Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

A.       Represents historical income from operations included in the consolidated statement of operations of the Company for the six months ended June 30, 2016, as contained in the consolidated financial statements filed in the Company’s Form 10-Q filed on August 15, 2016.

B.       Represents the historical revenue and certain expenses of the six single family residences, four apartments and sixteen mobile home spaces (the “Homes”) located in New Mexico for the six month period ended June 30, 2016.

C.       Represents historical income from operations included in the consolidated statement of operations of the Company for the year ended December 31, 2015, as contained in the consolidated financial statements filed in the Company’s Form 10-K filed on March 30, 2016.

D.       Represents the historical revenue and certain expenses of the Homes located in New Mexico for the year ended December 31, 2015.

E.        Represents depreciation based on the preliminary purchase price allocations which are attributable as follows:

	Estimated useful life	Six months Ended June 30, 2016	Year ended December 31, 2015
Buildings and improvements	27 years	$ 18,565	$ 37,131

F.        Represent interest expense on borrowings of $203,678 assumed in connection with the acquisition of the Homes located in New Mexico.

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